Exhibit 4.1

Description of the Registrant’s Securities Registered Under

Section 12 of the Securities Exchange Act of 1934

As of March 15, 2022, ZimVie Inc. (the “Company,” “we,” “our” and “us”) maintained one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our common stock, par value $0.01 per share (the “Common Stock”).

The following is a description of the material terms of our Common Stock. The description is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate”), our Amended and Restated Bylaws (the “Bylaws”) and the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”). Our Certificate and Bylaws are incorporated by reference as exhibits to the Annual Report on Form 10-K for the year ended December 31, 2021.

General

Our authorized capital stock consists of 150,000,000 shares of our Common Stock and 15,000,000 shares of our preferred stock, $0.01 par value per share. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Voting Rights. The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of shares of Common Stock are not entitled to cumulate their votes in the election of directors, which means that holders of a majority of the outstanding shares of Common Stock can elect all of our directors.

Dividend Rights. The holders of shares of Common Stock are entitled to receive such dividends as our board of directors may from time to time, and in its discretion, declare from any funds legally available therefor.

Liquidation Rights. Upon our liquidation, after payment or provision for payment of all of our obligations and any liquidation preference of any outstanding preferred stock, the holders of shares of our Common Stock will be entitled to share ratably in our remaining assets.

No Preemptive Rights. The holders of shares of our Common Stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The holders of shares of our Common Stock are not subject to further calls or assessments by us.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Our Certificate, Bylaws and certain provisions of the DGCL may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder would consider in its best interest. This includes an attempt that might result in a premium over the market price for the shares held by stockholders. These provisions, summarized below, may discourage certain types of coercive takeover practices and inadequate takeover bids. They also may encourage persons seeking to acquire control of the Company to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging takeover proposals because, among other things, negotiation of takeover proposals might result in an improvement of their terms.

Delaware Anti-Takeover Law. We are a Delaware corporation and, as such, we are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a Business Combination (as defined below) with an Interested Stockholder (as defined below) for three years after the time in which the person became an Interested Stockholder, unless:

•	prior to such person becoming an Interested Stockholder, the board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder;

•

upon becoming an Interested Stockholder, the stockholder owned at least 85% of the corporation’s outstanding voting stock other than shares held by directors who are also officers and certain employee benefits plans; or

•

the Business Combination is approved by both the board of directors and by holders of at least two-thirds of the corporation’s outstanding voting stock, excluding shares owned by the Interested Stockholder, at a meeting and not by written consent.

For purposes of Section 203 of the DGCL, the below definitions apply:

•	“Business Combination” means mergers, asset sales and other similar transactions with an Interested Stockholder; and

•

“Interested Stockholder” means a person who, together with its affiliates and associates, owns, or under certain circumstances has owned, within the prior three years, 15% or more of the outstanding voting stock.

Although Section 203 permits a Delaware corporation to elect not to be governed by its provisions, we have not made this election.

Special Meetings of Stockholders. Our Certificate and Bylaws provide that a special meeting of stockholders may be called only by a majority of our board of directors pursuant to a resolution stating the purpose or purposes of the special meeting. Within this context, a majority of our board of directors is equal to a majority of the total number of directors which we would have if there were no vacancies or unfilled newly-created directorships. Any power of stockholders to call a special meeting is specifically denied.

Amendments to Bylaws. Our Certificate and Bylaws provide that our board of directors has the right to amend, repeal, and adopt new bylaws upon the affirmative vote of a majority of the board of directors. The Bylaws may also be amended, repealed, and new bylaws may be adopted, at any meeting of the stockholders upon the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding voting stock.

Stockholder Action by Written Consent. Our Certificate expressly eliminates the right of stockholders to act by written consent. Stockholder action may only take place at an annual or a special meeting of our stockholders.

Advance Notice Provision. Our Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders. This procedure provides that:

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the only persons who will be eligible for election as directors are persons who are nominated by or at the direction of the board of directors, or by a stockholder who has given timely written notice containing specified information to our secretary prior to the meeting at which directors are to be elected; and

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the only business that may be conducted at an annual meeting is business that has been brought before the meeting by or at the direction of the board of directors, or by a stockholder who has given timely written notice to the secretary of the stockholder’s intention to bring the business before the meeting.

Classified Board; Election and Removal of Directors; Filling Vacancies. Our board of directors is currently divided into three classes, with the directors serving in each class being elected each year by our stockholders, beginning in 2023, with staggered three-year terms. Commencing with the 2026 annual meeting of stockholders, directors will be elected annually and for a term of office to expire at the next annual meeting of stockholders, and our board of directors will thereafter no longer be divided into classes.

At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast with respect to that director’s election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board of directors, except that in the case of a contested election, the election will be determined by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Before our board of directors is declassified, it would take at least three elections of directors for any individual or group to gain control of our board of directors. Accordingly, while the board of directors is divided into classes, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company.

Any vacancies created in our board of directors resulting from any increase in the authorized number of directors or the death, resignation, disqualification, removal from office or other cause will be filled by an affirmative vote of a majority of the board of directors then in office, even if less than a quorum is present, and not by the stockholders. Any director appointed to fill a vacancy on our board of directors will be appointed for the remainder of the full term of the class of directors in which the vacancy occurred, and until his or her successor has been elected and qualified.

Our Certificate provides that (i) prior to our board of directors being declassified as discussed above, our stockholders are permitted to remove a director only for cause, consistent with the DGCL requirements for classified boards, and (ii) after our board of directors has been fully declassified, our stockholders may remove directors with or without cause.

Undesignated Preferred Stock. The authority that our board of directors possesses to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

Exclusive Forum. Our Certificate provides that, unless we consent in writing to an alternative forum, a state or federal court located in the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of ours to us or our stockholders, (iii) any action asserting a claim against us or any director, officer or other employee of ours arising pursuant to any provision of the DGCL or our Certificate or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against us or any director, officer or other employee of ours governed by the internal affairs doctrine. In addition, unless we otherwise consent in writing, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”) shall be the federal district courts of the United States. Although we believe this provision will benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, it may have the effect of discouraging lawsuits against us or our directors and officers. The enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provision contained in our Certificate to be inapplicable or unenforceable.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Certificate provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, since Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty of liability created by the Exchange Act or the rules and regulations thereunder, our Certificate further provides that the exclusive forum provision does not apply to actions arising under the Exchange Act or the rules and regulations thereunder.

Listing

The Common Stock is traded on The Nasdaq Stock Market, LLC under the symbol “ZIMV.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.